Exhibit 4.1.3

SUPPLEMENTAL INDENTURE, dated as of          , 2006 (the “Supplemental Indenture”), among LUCENT TECHNOLOGIES INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have entered into that Indenture, dated as of June 4, 2003 (as supplemented by the First Supplement (as defined below), the “Indenture”), which provided for the issuance of one or more series of securities (the “Securities”);

WHEREAS, the Company and the Trustee have entered into that First Supplemental Indenture, dated as of June 4, 2003 (the “First Supplement”), which provided for the issuance of the Company’s 2 3/4% Series A Convertible Senior Debentures due 2023 (the “Series A Debentures”) and the Company’s 2 3/4% Series B Convertible Senior Debentures due 2025 (the “Series B Debentures”, and together with the Series A Debentures, the “Debentures”);

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of April 2, 2006 (the “Merger Agreement”), by and among the Company, Alcatel, a societe anonyme organized under the laws of the Republic of France (“Alcatel”), and Aura Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Alcatel (“Merger Sub”), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, the Board of Directors of Alcatel has determined it to be in the best interest of Alcatel to guarantee the principal of, premium, if any, interest on, and all other monetary obligations arising under the Debentures upon consummation of the Merger;

WHEREAS, the Company desires to execute and deliver this Supplemental Indenture to (i) amend the Indenture to provide that the reports and other information required to be provided by the Company and in respect of the Company may instead be provided only with respect to Alcatel effective upon Alcatel’s execution of the aforementioned guaranty and (ii) add certain defined terms and related text in the Indenture (collectively, the “Proposed Amendments”);

WHEREAS, the Board of Directors of the Company has determined that it be in the best interest of the Company to make the Proposed Amendments;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Securities with the written consent of the Holders of at least a majority in principal amount of the Securities of each Series then outstanding (the “Required Consent”);

WHEREAS, the Company has obtained the Required Consent; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed between the Company and the Trustee, for the equal and proportionate benefit of the respective Holders from time to time, as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Definition of Terms.   Capitalized terms used and not otherwise defined herein have the respective meanings assigned to such terms in the Indenture.

ARTICLE II

AMENDMENTS

Section 2.1.  Section 1.01 of the Indenture is amended to include the following definitions in their proper alphabetical location:

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of the Company.

“Parent Guaranty” means a guaranty by a Parent (whether or not subordinated to the Parent’s senior debt) of all obligations of the Company under the Indenture and any outstanding Debentures.

Section 2.2.  Section 4.02 of the Indenture is amended by inserting the following text as a new paragraph at the end of Section 4.02:

Notwithstanding the foregoing, if the Parent executes and delivers a Parent Guaranty, the Parent may furnish to the Holders copies of its annual report and the information, documents and other reports (without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X promulgated under the Securities Act) that Parent is required to file pursuant to Sections 13 and 15(d) of the Exchange Act in lieu of those required to be furnished or filed by the Company. At such time as the Parent Guaranty is released or terminated, the Parent that issued such terminated or released Parent Guaranty shall no longer be obligated to provide the reports and information provided for in this paragraph and shall be released from any other obligations under this Supplemental Indenture.

ARTICLE III

ACCEPTANCE OF SUPPLEMENTAL INDENTURE

Section 3.1.  Acceptance.  The Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE IV

MISCELLANEOUS

Section 4.1.  Effectiveness of the Supplemental Indenture.  This Supplemental Indenture shall be effective on the date hereof but shall not be operative until the effective date of the Merger.

Section 4.2.  Termination of Merger Agreement.  If the Merger Agreement shall be terminated prior to the consummation of the Merger, this Supplemental Indenture shall be null and void and of no force or effect

Section 4.3.  Effect of Supplemental Indenture.  Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Debentures heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 4.4.  Indenture Remains in Full Force and Effect.  Except as supplemented or amended hereby, all provisions in the Indenture shall remain in full force and effect.

Section 4.5.  Incorporation of Indenture.  All the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 4.6.  Headings.  The headings of the Articles and Sections of this Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.

Section 4.7.  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 4.8.  Conflict with Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, such provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 4.9.  Successors and Assigns.  All covenants and agreements in this Supplemental Indenture by the Company and Alcatel shall bind their respective successors and assigns, whether so expressed or not.

Section 4.10.  Separability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.11.  Benefits of Supplemental Indenture, Etc.  Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture, the Indenture or the Debentures.

Section 4.12.  Recitals.  The recitals contained herein are made by the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 4.13.  Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 4.14.  No Security Interest Created.  Nothing in this Supplemental Indenture, express or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction in which property of the Company and its Subsidiaries is located.

Section 4.15.  Governing Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date and year first written above.

LUCENT TECHNOLOGIES INC.

By: _ _
Name:
Title:

THE BANK OF NEW YORK, as Trustee

By: _ _
Name:
Title:

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